                                DEERFIELD MALL
                           DEERFIELD BEACH, FLORIDA

                          REAL ESTATE SALE AGREEMENT
                          --------------------------


          THIS REAL ESTATE SALE AGREEMENT (this "Agreement") is made as of the ____ day of September, 1999, by and between FIRST CAPITAL INCOME AND GROWTH FUND-SERIES XII (authorized to do business in Florida as First Capital Income and Growth Fund, Ltd. - Series XII), an Illinois limited partnership ("Seller"),
                                                                       ------
with an office at Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606 and INVESTCORP PROPERTIES LIMITED, a Delaware corporation ("Purchaser"), with an
                                                            ---------
office at 3200 North Federal Highway, Fort Lauderdale, FL  33306.

                                    RECITALS
                                    --------

          A.   Seller is the owner of a certain parcel of real estate (the "Real
                                                                            ----
Property") in the City of Deerfield Beach, County of Broward, State of Florida,
--------
commonly known as Deerfield Mall, which parcel is more particularly described on EXHIBIT A.
---------

          B. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the "Property" (as such term is hereinafter defined), each
                           --------
in accordance with and subject to the terms and conditions set forth in this Agreement.

          THEREFORE, in consideration of the above Recitals, the mutual covenants and agreements herein set forth and the benefits to be derived therefrom, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

          1.   PURCHASE AND SALE
               -----------------

               Subject to and in accordance with the terms and conditions set forth in this Agreement, Purchaser shall purchase from Seller and Seller shall sell to Purchaser the Real Property, together with: (i) buildings and improvements located thereon (collectively, the "Improvements") and any and all
                                                 ------------
of Seller's rights, easements, licenses and privileges presently thereon or appertaining thereto; (ii) Seller's right, title and interest in and to the leases of the Property (as amended, the "Leases") affecting the Property or any
                                         ------
part thereof; (iii) the interest of Seller in all security deposits held by Seller that have been paid by tenants under the Leases and not applied by Seller in accordance with the terms of the Leases and/or applicable law, if any (the "Security Deposits"); (iv) all of the furniture, furnishings, fixtures,
 -----------------
equipment, maintenance vehicles, tools and other tangible personally owned by Seller, located on the Property and used in connection therewith, including the plans and specifications for the Property to the extent in Seller's possession and those items that are listed on EXHIBIT B attached hereto but specifically
                                   ---------
excluding all software installed in or used in connection with the computers, monitors, printers, modems and other computer equipment located in the regional on-site or management office of the Property and all data stored in such computers, on diskettes or other storage media (the "Personal Property"); (v) to
                                                     -----------------
the extent Purchaser elects to assume such contracts pursuant to Section 8.D hereof, all right, title and interest of Seller under any and all of the maintenance, service, advertising and other like contracts and agreements with respect to the ownership and operation of the Property that are listed on EXHIBIT C attached hereto (the "Service Contracts"); (vi) if and to the extent
---------                       -----------------
transferable, all of Seller's right, title and interest in and to all licenses and permits issued by governmental authorities relating to the use, maintenance, occupancy or operation of the Property; and (vii) if and to the extent transferable, all of Seller's right, title and interest in and to the name "Deerfield Mall"; all to the extent applicable to the period from and after the "Closing" (as such term is hereinafter defined) (items (i) through (vii) above,
 -------
together with the Real Property, are collectively referred to in this Agreement as the "Property"). All of the foregoing expressly excludes all property owned by tenants or other users or occupants of the Property, and excludes any refund of taxes applicable to the period prior to the Closing Date.

     2.   PURCHASE PRICE
          --------------

          The purchase price to be paid by Purchaser to Seller for the Property is Thirty Five Million Four Hundred Thousand Dollars ($35,400,000.00) (the "Purchase Price"). The Purchase Price shall be paid as follows:
 --------------

          A.   Earnest Money.
               -------------

               (i) Within one (1) business day of execution of this Agreement by Purchaser and Seller, Purchaser shall deliver to Chicago Title and Trust Company, Chicago, Illinois ("Escrowee")
                                                                  --------
                     earnest money in the sum of Three Hundred Fifty Thousand Dollars ($350,000.00) (such earnest money deposit, together with any interest earned thereon net of investment costs, is referred to in this Agreement as the "Earnest Money" )
                                                              -------------
                     and Purchaser, Seller and Escrowee shall execute a joint order escrow agreement in the form of EXHIBIT D attached
                                                           ---------
                     hereto. The Earnest Money shall be invested as Seller and Purchaser so direct. Any and all interest earned on the Earnest Money shall be reported to Purchaser's federal tax identification number and shall be treated as part of the Earnest Money for all purposes hereunder.

               (ii)  If Purchaser does not terminate this Agreement pursuant to section 8.A below, Purchaser shall within two (2) business days of the expiration of the Due Diligence Period (hereafter defined) deposit an additional Three Hundred Fifty Thousand Dollars ($350,000.00) with Escrowee ("Additional Earnest Money"), which amount shall be deemed
                       ------------------------
                     additional Earnest Money hereunder.

               (iii) If the transaction closes in accordance with the terms of this Agreement, at Closing, the Earnest Money shall be delivered by Escrowee to Seller as part payment of the Purchase Price. If the transaction fails to close solely due to a default on the part of Purchaser, the Earnest Money shall be delivered by Escrowee to Seller as liquidated and agreed-upon damages in accordance with
                     Section 7.A below. If the transaction fails to close due to a default on the part of Seller, the Earnest Money shall be delivered by

                     Escrowee to Purchaser, subject to the provisions of Section 7.B below.

          B.   Cash at Closing.  At Closing, Purchaser shall pay to Seller, by
               ---------------
wire transferred current federal funds, an amount equal to the Purchase Price, minus the sum of the Earnest Money which Seller receives at Closing from the Escrowee, and plus or minus, as the case may require, the closing prorations and adjustments to be made pursuant to Section 4.C. below.

     3.   EVIDENCE OF TITLE
          -----------------

          A.   Title Commitment.
               ----------------

               Seller shall, within 15 days of the date of this Agreement, cause to be delivered to Purchaser a commitment for a 1992 ALTA Owner's Title Insurance Policy (the "Title Commitment"), in the amount of the Purchase Price,
                       ----------------
issued by Chicago Title Insurance Company (the "Title Insurer"). At Closing, the
                                                -------------
Title Insurer shall deliver to Purchaser a later-dated title commitment ("Title
                                                                          -----
Policy") from the Title Insurer in the amount of the Purchase Price reflecting
------
the conveyance of the Property to Purchaser, subject only to those exceptions to title which are more fully described on attached EXHIBIT E and exceptions to
                                                 ---------
title which become Permitted Exceptions pursuant to this Section 3 (collectively, the "Permitted Exceptions"), and such delivery shall be a
                    --------------------
condition precedent to Purchaser's obligation to close the purchase and sale transaction contemplated herein.

          B.   Survey.
               ------

               Seller shall immediately order, and as soon as reasonably practicable after the date of this Agreement deliver, to Purchaser, a current survey of the Real Property (the "Survey") meeting the most recent ALTA/ACSM
                                  ------
standards including such Table A items as Purchaser shall specify (other than Item No. 5).

          C.   Review of Title Commitment and Survey.
               -------------------------------------

               Purchaser shall have until 5:00 p.m. (Chicago, Illinois time) on the 30th day after date of the Agreement (such period, the "Due Diligence
                                                            -------------
Period") to notify Seller of any matters shown on the Title Commitment or the
------
Survey to which Purchaser objects ("Defects"). If any additional exceptions to
                                    -------
title or Survey matters ("New Defects") arise between the date of the Title
                          -----------
Commitment or the Survey, and the Closing, Purchaser shall have five (5) business days after its receipt of notice of same within which to notify Seller of any such New Defect to which Purchaser objects. Any Defect or New Defect not objected to by Purchaser as aforesaid shall become Permitted Exceptions. If Purchaser objects to any Defect or New Defect, Seller shall have until Closing to remove such Defect or New Defect which removal may be accomplished by waiver or endorsement by the Title Insurer in a manner reasonably acceptable to Purchaser. If Seller fails to remove or endorse over any such Defect or New Defect, Purchaser may, as its sole and exclusive remedy, terminate this Agreement and obtain a return of the Earnest Money. If Purchaser does not elect to terminate this Agreement, Purchaser shall consummate the Closing and accept title to the Property subject to all such Defects and New Defects (in which event, all such Defects and New Defects shall be "Permitted Exceptions").
                                                  --------------------
Notwithstanding anything in this Section 3.C to the contrary, Seller shall be obligated, at

Closing, to cause the Title Insurer to remove or endorse over any exceptions to title in connection with Seller's existing outstanding mortgage financing encumbering the Property, if any and any other liens encumbering the Property arising through Seller (but excluding any matter arising through a tenant), provided, that with respect to liens other than mortgage financing liens , Seller shall not be required to expend in excess of $50,000 in the aggregate (but shall not be required to expend any funds to cure any matter arising through or under a tenant).

          4.   CLOSING
               -------

               A.   Closing Date. The "Closing" of the transaction contemplated
                    ------------       -------
by this Agreement (that is, the payment of the Purchase Price, the transfer of title to the Property, and the satisfaction of all other terms and conditions of this Agreement) shall occur at 11:00 a.m. (Chicago time) on November 1, 1999, through escrow at the Chicago office of Escrowee, or at such other time and place as Seller and Purchaser shall agree in writing. The "Closing Date" shall
                                                           ------------
be the date of Closing. If the date for Closing above provided for falls on a Saturday, Sunday or legal holiday, then the Closing Date shall be the next business day.

               B.   Closing Documents.
                    -----------------

                    (i)  Seller. At Closing, Seller shall deliver to Purchaser
                         ------
                         the following:

                         (a)  a Special Warranty Deed in the form of EXHIBIT P
                                                                     ---------
                              (the "Deed"), subject to the exceptions set forth
                                    ----
                              in EXHIBIT E , modified to the extent necessary to
                                 ---------
                              comply with the recording requirements of the county in which the Property is located;

                         (b)  a bill of sale (the "Bill of Sale") in the form of
                                                   ------------
                              EXHIBIT F attached hereto, executed by Seller;
                              ---------

                         (c) a letter from Seller or its property manager advising tenants under the Leases of the change in ownership of the Property, that all Security Deposits have been transferred to Purchaser at Closing are held by and are the responsibility of Purchaser and directing the tenants to pay all payments of rent with respect to the period from and after the Closing Date to Purchaser at an address specified by Purchaser;

                         (d) two (2) counterparts of an assignment and assumption of the Leases and Security Deposits in the form of EXHIBIT G attached hereto (the "Lease
                                          ---------                       -----
                              Assignment"), executed by Seller;
                              ----------

                         (e) two (2) counterparts of an assignment and assumption of Service Contracts with respect to those Service Contracts which Purchaser has elected to assume in accordance with Section 8.D of this Agreement, in the form of EXHIBIT
                                                                -------

                              H attached hereto (the "Service Contract
                              -                       ----------------
                              Assignment"), executed by Seller;
                              ----------

                         (f) two (2) counterparts of an assignment of intangibles (the "Assignment of Intangibles") in
                                                -------------------------
                              the form of Exhibit O attached hereto;
                                          ---------

                         (g) an affidavit stating, under penalty of perjury, Seller's U.S. taxpayer identification number and that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code;

                         (h) two (2) counterparts of a closing statement (the "Closing Statement") to be executed by Seller and
                               -----------------
                              Purchaser, containing the "Closing Delinquency
                                                         -------------------
                              Schedule" (as defined below) and setting forth the
                              --------
                              prorations and adjustments to the Purchase Price as required by Section 4.C. below, executed by Seller;

                         (i) all original executed "Estoppel Certificates" (as hereinafter defined) received by Seller as of the Closing Date and not previously delivered to Purchaser;

                         (j) any "Seller Estoppel Certificates" (as hereinafter defined) to be delivered by Seller under Section 9.C. below;

                         (k) all original Leases and Service Contracts assumed by Purchaser in Seller's possession or the possession of Equity Properties & Development Limited Partnership ("Asset Manager") or copies of
                                                    -------------
                              such Leases and Service Contracts for which Original Leases or Service Contracts are not available;

                         (l) all original tenant files for current tenants under the Leases, whether in the possession of Seller, its property manager or Asset Manager;

                         (m) an Owner's affidavit in form reasonably and customarily required by Title Insurer to issue the Title Policy; and such additional affidavits and certificates as may be necessary to enable the Deed to be recorded;

                         (n) an updated Rent Roll, in the form of the Rent Roll attached hereto as EXHIBIT M, and certified to be
                                                 ---------
                              true, correct and complete to the Actual Knowledge of Seller;

                         (o) an updated accounts receivable statement, certified by Seller to be true, correct and complete to the Actual Knowledge of Seller;

                         (p) all original licenses and permits (including certificates of occupancy), warranties and guaranties, and plans and specifications with respect to the Property (to the extent each of the foregoing is transferable and in the possession of Seller, its property manager or Asset Manager);

                         (q) all keys to the Property in the possession of Seller, its property manager or Asset Manager;

                         (r) evidence indicating that all property management and leasing agreements with respect to the Property have been terminated and that all Service Contracts which Purchaser has not agreed to assume in accordance with the terms of Section 8.D have been terminated at no cost or expense to Purchaser; and

                         (s) resolutions of Seller authorizing this transaction and an incumbency certificate evidencing Seller's signatories' authority;

provided the items described in clauses (k), (l) and (p) shall be delivered to Purchaser within five (5) business days of Closing (such obligation to deliver such items after Closing shall survive Closing).

                    (ii) Purchaser. Purchaser shall deliver or cause to be
                         ---------
                         delivered to Seller at Closing:

                         (a)  the funds required pursuant to Section 2.B. above;

                         (b) two (2) counterparts of the Lease Assignment, executed by Purchaser;

                         (c) two (2) counterparts of the Service Contract Assignment, executed by Purchaser;

                         (d) two (2) counterparts of the Closing Statement, executed by Purchaser;

                         (e) two (2) counterparts of the Assignment of Intangibles, executed by Purchaser;

                         (f) copies of any executed Estoppel Certificates received by Purchaser as of the Closing Date;

                         (g) such affidavits and certificates as may be necessary to enable the Deed to be recorded; and

                         (h) resolutions of Purchaser authorizing this transaction and an incumbency certificate evidencing Purchaser's signatories' authority.

               C.   Closing Prorations and Adjustments.
                    ----------------------------------

                    (i) The following items are to be prorated or adjusted (as appropriate) as of the Closing Date, it being understood that for purposes of prorations and adjustments, Seller shall be deemed the owner of the Property on the day preceding the Closing Date and Purchaser shall be deemed the owner of the Property on the Closing Date; provided, however, that if Escrowee
                                           -----------------
                         receives the Purchase Price in immediately available
                         funds after 2:00 p.m., Chicago time on the Closing Date, then, for purposes of prorations and adjustments, Seller shall be deemed the owner of the Property on the Closing Date and Purchaser shall be deemed the owner of the Property on the day after the Closing Date:

                         (a) (i) real estate and personal property taxes and assessments (provided that, if the current bill is not available, proration shall be made initially on the basis of the most recent Notice of Proposed Property Taxes and Non Ad Valorem Taxes (as to assessed valuation) and on the basis of the most recent available tax bill (as to the tax rate) ) and, in all events, subject to reproration as described in Section 4.C. (iv));

                              (ii) Notwithstanding the foregoing, Seller shall receive a credit for any real estate tax reimbursement to be paid by Citibank, General Cinema, Marshalls, Publix, TJ Maxx/Sports Authority and Walgreens after closing, to the extent such reimbursement relates to taxes accrued or assessed for the period prior to Closing;

                         (b) the "minimum" or "base" rent payable by tenants under the Leases ("Base Rent") and Operating
                                                 ---------
                              Expense Reimbursements (as defined in Section 4(c)(ii)) payable by tenants under the Leases; provided, however, that rent and all other sums which are due and payable to Seller as of Closing but uncollected as of the Closing shall not be adjusted, but Purchaser shall cause the rent and other sums for the period prior to Closing to be remitted to Seller if, as and when collected, subject, however, to the remaining provisions of this Section 4.C.(i)(b). At Closing, Seller shall deliver to Purchaser a schedule (the "Closing
                                                                    -------
                              Delinquency Schedule") certified as true, correct
                              --------------------
                              and complete to the Actual Knowledge of Seller of all such past due but uncollected rent and other sums owed by tenants, (collectively, the "Past Due
                                                                        --------
                              Rents"). Purchaser shall
                              -----
                              include the amount of the Past Due Rents in the first bills thereafter submitted to the tenants in question after the Closing, and shall continue to do so for six (6) months thereafter and shall send copies of such invoices to Seller simultaneously. Purchaser shall promptly remit to Seller any such Past Due Rents paid by tenants set forth on the Closing Delinquency Schedule, but only if the applicable tenants are otherwise current in the payment of all obligations due for the period following Closing. The amount of any Past Due Rents to be paid by any tenant shall be paid in accordance with such tenant's Lease as now existing (Purchaser hereby covenanting and agreeing not to modify the Leases after Closing to change the date and/or method for payment of amounts attributable to the period prior to Closing. Prepaid rent (i.e., rent that is received by Seller prior to the entire period to which such rent relates) shall be credited to Purchaser at Closing.

                         (c) Percentage rent shall be prorated as follows: to the extent not set forth on the Closing Delinquency Schedule, "percentage" or "overage" rent, shall be prorated as follows: percentage rent as and when collected shall be prorated based upon each party's pro rata share of the annual sales for the Tenant's fiscal year (for determination of sales under the Lease) in which Closing occurs for each party's respective period of ownership, after taking into account each party's proportionate share of the breakpoint and/or any recaptures for calculating percentage rent under such Lease. Prorations shall be on the basis of a per diem (number of days) method of allocation. Upon receipt by Purchaser, Purchaser shall furnish to Seller copies of all sales reports from tenants relative to the percentage rent, including, without limitation, all sales reports with respect to any tenants whose lease years have expired as of the Closing but whose sales reports were not available on Closing and sales reports of any tenants whose lease years expire after the Closing, and the amount of any percentage rent shall be paid in accordance with such tenant's Lease as now existing, and Purchaser shall pay to Seller a pro rata portion of such percentage rent, calculated in the manner provided above, promptly after the date when such rent is received from the tenant.

                         (d) With respect to tenant improvement costs and/or allowances or leasing commissions relating to "New
                                                                             ---
                              Leases" (as hereinafter defined) approved or
                              ------
                              deemed approved by Purchaser pursuant to this Agreement, Seller and Purchaser agree that such costs, rent abatements, allowances and commissions shall be prorated over the term of any such New Lease with Seller being responsible for a portion of such costs, rent abatements, allowances and commissions based on the ratio of Base Rent payments received by Seller through the Closing Date to the total Base Rent payable over the term of the particular New Lease and, in the event that Seller has paid or incurred such costs, rent abatements, allowances and/or commissions prior to Closing, Purchaser shall reimburse Seller at Closing for the amount of any such costs, allowances and/or commissions paid by Seller, based on the above-described proration; Purchaser shall have no liability with respect to tenant improvements costs and/or allowances or leasing commissions with respect to Leases entered into prior to the date hereof except for costs incurred in connection with unexercised options to extend, renew or expand, which costs shall be prorated over the applicable term of the renewal, extension or expansion in the same manner described above for New Leases.

                         (e) the amount of the Security Deposits held by Seller as of the Clos ing Date, if any, with Purchaser receiving a credit at Closing against the Purchase Price in the amount of the Security Deposits held by Seller as of the Closing Date, if any;

                         (f) water, sewer, electric, telephone and all other utility and fuel charges, fees and use charges, fuel on hand (at cost plus sales tax) and any deposits with utility companies (to the extent possible, utility prorations will be handled by meter readings on the day immediately preceding the Closing Date);

                         (g) amounts due and prepayments under the Service Contracts assumed by Purchaser hereunder; and

                         (h) other similar items of income and expenses of operation.

                   (ii) For purposes hereof, real estate taxes, common area maintenance, utility charges, water and sewer charges, insurance, merchant's association fees, and all other expenses for which charges are made to tenants or contributions are made by tenants under the Leases are referred to as "Operating Expenses", and the amount
                                         ------------------
                         reimbursable by tenants under the Leases for Operating Expenses are referred to as "Operating Expense
                                                      -----------------
                         Reimbursements".
                         --------------

                   (iii) (a) As soon as practical after Closing, but in no event later than 180 days after Closing, Seller and Purchaser shall, with respect to any amounts paid, prorated or adjusted at Closing pursuant to Section 4.C.(i) above based on estimates or formulae, as applicable, jointly determine and reapportion such amounts in accordance with Section 4.C.(i) above upon determination of the actual costs or expenses with respect thereto. In the event that the amount credited to Purchaser by Seller at Closing exceeds the amount of the credit that Purchaser should have received had such actual amounts been available at Closing, Purchaser shall promptly remit such excess amount to Seller. In the event that the amount credited to Seller by Purchaser at Closing exceeds the amount of the credit that Seller should have received, Seller shall promptly remit such excess to Purchaser.

                         (b) In the event that the amount of Operating Expense Reimbursements retained by Seller at Closing (less any credits therefor given to Purchaser) is less than the amount of Operating Expense Reimbursements to which Seller is entitled after calculation of Seller's share of actual Operating Expenses for the period prior to closing, Purchaser shall promptly remit such amounts to Seller upon collection of such amounts from tenants. Purchaser shall have no obligation to pay Seller any amount reimbursable by tenants that has not been paid by such tenants. In the event that the amount of the Operating Expense Reimbursements retained by Seller at Closing (less any credits therefor given to Purchaser) exceeds the amount of the Operating Expense Reimbursements to which Seller is entitled after calculation of Seller's share of the actual amounts of Operating Expenses for the period prior to Closing, Seller shall remit such excess amounts (net of amounts due Seller from any tenant) to Purchaser and Purchaser shall be thereafter obligated to promptly remit the applicable portion to the particular tenants entitled thereto (and Purchaser shall indemnify, defend and hold Seller, its beneficiaries, their partners, and their respective directors, officers, employees and agents, and each of them, harmless from and against any losses, claims, damages and liabilities [including, without limitation, reasonable attorneys' fees and expenses incurred in connection therewith] arising out of or resulting from Purchaser's failure to remit any amounts to tenants that Purchaser is obligated to so remit in accordance with this Section 4.C.(iii)). No reconciliation or payment shall be made by Purchaser under this Section 4.C.(iii) without the prior approval of Seller.

                         (c) At Closing, Seller shall provide to Purchaser (i) a detailed ledger showing charges made to Tenants for Operating Expense Reimbursements for the period from January 1, 1999 through Closing and (ii) an accounts receivable statement showing Operating Expense Reimbursements outstanding from Tenants as of Closing with respect to Operating Expenses for 1999 through Closing. At such time as Purchaser undertakes the reconciliations described in Section 4.C.(iii)(b) above, Seller will make available to Purchaser such invoices for Operating Expenses incurred between January 1, 1999 and Closing as may be reasonably necessary in order for Purchaser to determine and complete such reconciliations.

                    (iv) Omitted.

                    (v) For purposes of this Section 4.C., the amount of any expense credited by one party to the other shall be deemed an expense paid by that party. The terms and provisions of this Section 4.C. shall survive Closing and the delivery of the Deed.

              D.    Transaction Costs.
                    -----------------

                    Seller shall be responsible for and pay (i) one-half of
the cost of the Survey, (ii) one-half of the cost of the base owner's title policy to be delivered to Purchaser in accordance with Section 3.A. above and of the premiums of any title insurance endorsements requested by Purchaser, (iii) one-half of any escrow and/or closing fees of Escrowee and Title Insurer (the "Escrow Fees"), (iv) one-half of all transaction taxes, documentary stamps or
 -----------
similar fees and (v) one-half of all recording charges. Purchaser shall be responsible for and pay (i) one-half of the Escrow Fees, (ii) one-half of all recording charges (iii) one-half of the cost of the base owner's title policy to be delivered to Purchaser in accordance with Section 3.A. above and of the premiums of any title insurance endorsements requested by Purchaser, (iv) one-half of all transaction taxes, documentary stamps or similar fees, and (v) 100% of (x) any prepayment fee, "make-whole premium" or similar charge in connection with the payment in full of all amounts due from Seller to Principal Mutual Life Insurance Company under that certain Renewal Secured Promissory Note dated March 22, 1994 (the "Note"), which is secured by a Mortgage Renewal and Modification Agreement encumbering the Property and (y) any fee or charge incurred in connection with any assumption by Purchaser or an affiliate of the loan evidenced by the Note. Seller and Purchaser shall, however, be responsible for the fees of their respective attorneys.

              E.    Possession.
                    ----------

                    Upon Closing, Seller shall deliver to Purchaser possession of the Property, subject only to such matters as are permitted by or pursuant to this Agreement.

     5.       CASUALTY LOSS AND CONDEMNATION
              ------------------------------

              If, prior to Closing, the Property or any part thereof shall be taken or condemned, or destroyed or damaged by fire or other casualty, Seller shall promptly so notify Purchaser. In such event, provided that either: (i) the reasonable cost to restore the Property due to such damage or destruction is greater than $375,000 (a "Material Casualty") or (ii) the taking or condemnation
                          -----------------
materially, adversely and permanently affects the economic use of the Property or reduces parking at or limits access to the Property (a "Material
                                                           --------
Condemnation"), then Purchaser shall have the option to terminate this Agreement
------------
by delivery of its written termination notice to Seller within ten (10) days after Seller's delivery to Purchaser of its notice of a Material Condemnation or Material Casualty loss. If (a) the damage or destruction is not a Material

Casualty, (b) a taking or condemnation is not a Material Condemnation, or (c) Purchaser does not elect to terminate this Agreement pursuant to the provisions of the preceding sentence (time being of the essence with respect to any such election), then Seller and Purchaser shall consummate the transaction contemplated by this Agreement without abatement of the Purchase Price and Purchaser shall be entitled to approve the terms of any insurance settlement, and to receive at Closing the taking, condemnation or insurance proceeds (or an assignment of the right to such proceeds) (less any amounts applied against costs incurred by Seller as a result of such occurrence) together with a credit against the Purchase Price in an amount equal to the amount of any deductibles payable under applicable casualty insurance and Seller shall, at Closing, execute and deliver to Purchaser all customary proofs of loss, assignments of claims and other similar items. If Purchaser elects to terminate this Agreement pursuant to the provisions of this Section 5 and Purchaser is not in default under this Agreement, the Earnest Money shall be returned to Purchaser by the Escrowee, in which event this Agreement shall, without further action of the parties, become null and void and neither party shall have any further rights or obligations under this Agreement; provided, however, that the foregoing shall
                                  --------  -------
not limit Seller's recourse against Purchaser under Sections 6, 8 and 11.J.

     6.   BROKERAGE
          ---------

          Seller, pursuant to a separate written agreement, is obligated to pay upon Closing (but not otherwise) a brokerage commission to Ben Carter Associates ("Broker") for services rendered in connection with the sale and purchase of the
  ------
Property. Seller shall indemnify and hold Purchaser harmless from and against any and all claims of Broker related to Seller's agreement to pay Broker a commission in connection with the purchase and sale of the Property, including, without limitation, reasonable attorneys' fees and expenses incurred by Purchaser in connection with such claim. Seller and Purchaser shall each indemnify and hold the other harmless from and against any and all claims of all brokers and finders (other than a claim by Broker claiming by, through or under the indemnifying party and in any way related to the sale and purchase of the Property, this Agreement or otherwise, including, without limitation, reasonable attorneys' fees and expenses incurred by the indemnified party in connection with such claim.

     7.   DEFAULT AND REMEDIES
          --------------------

          A. Notwithstanding anything to the contrary contained in this Agreement, if (1) Seller fails to perform in accordance with the terms of this Agreement and the Closing does not occur as a result of such failure, and (2) Purchaser is not otherwise in default hereunder, then, as Purchaser's sole and exclusive remedy hereunder and at Purchaser's option, either (x) the Earnest Money shall be returned to Purchaser, in which event this Agreement shall be null and void, and neither party shall have any rights or obligations under this Agreement except as provided in Section 6, 8 and 11.J. below, or (y) upon notice to Seller not less than thirty (30) days after the date then scheduled for Closing hereunder, and provided an action is filed within ninety (90) days thereafter, Purchaser may seek specific performance of this Agreement, but not damages or (z) if such default is intentional and renders specific performance materially unavailable to Purchaser, Purchaser may recover from Seller damages equal to Seller's actual, third party, out-of-pocket costs incurred in connection with pursuing acquisition of the Property, including without limitation any fees paid to Principal Mutual Life Insurance Company, such damages not to exceed $75,000 in the aggregate.

          B. If (i) Purchaser fails to perform in accordance with the terms of this Agreement, and (ii) such failure is not as a result of a default by Seller in its obligations hereunder, the Earnest Money may be retained by Seller as liquidated and agreed upon damages and as Seller's sole and exclusive remedy with respect thereto at which time this Agreement shall terminate and be of no further force and effect; provided, however, that the foregoing shall not limit
                          ------------------
Seller's recourse against Purchaser under Sections 6, 8 and 11.J. In the event that Purchaser fails to timely terminate this Agreement under Section 8.A. but also fails to deposit the Additional Earnest Money, then such amount which is not deposited shall nonetheless be deemed Earnest Money hereunder and Seller shall have a claim against Purchaser for the Additional Earnest Money in addition to the right to retain the Earnest Money theretofore deposited. Purchaser and Seller acknowledge and agree that (1) the Earnest Money is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Property from sale and the failure of Closing to occur due to a default of Purchaser under this Agreement; (2) the actual damages suffered and costs incurred by Seller as a results of such withdrawal and failure to close due to a default of Purchaser under this Agreement would be extremely difficult and impractical to determine; (3) Purchaser seeks to limit its liability under this Agreement to the amount of the Earnest Money in the event this Agreement is terminated and the transaction contemplated by this Agreement does not close due to a default of Purchaser under this Agreement; and (4) the Earnest Money shall be and constitute valid liquidated damages.

          C. After Closing, Seller and Purchaser shall, subject to the terms and conditions of this Agreement, have such rights and remedies as are available at law or in equity, except that neither Seller nor Purchaser shall be entitled to recover from the other punitive consequential or special damages.

     8.   PURCHASER'S INSPECTION AND REVIEW OF THE PROPERTY
          -------------------------------------------------

          A. Purchaser shall have until the thirtieth (30/th/) day after the date of this Agreement (the "Due Diligence Period), within which to satisfy
                             --------------------
itself as to all matters concerning its acquisition, ownership and operation of the Property, including, without limitation, matters concerning title, survey, zoning, subdivision laws, environmental matters, review and approval of leases, contracts and financial matters affecting the Property, existence of all required licenses, permits and approvals, approval of the condition of the improvements on the Property, all soil, landscaping and other physical conditions of the Property, availability and sufficient quantities of all utilities, and other matters in its discretion. From the date this Agreement is executed until the Closing, Seller hereby grants to Purchaser and its agents full access to the Property and all of Seller's non-proprietory operational and financial records pertaining to the Property in order to conduct such inspections, samplings and tests as Purchaser deems necessary. Purchaser's right of inspection pursuant to this Section 8.A. shall be subject to the rights of tenants under the Leases and other occupants and users of the Property. No inspection shall be undertaken without twenty-four (24) hour prior notice to Seller and no invasive testing shall take place without Seller's prior consent. Seller shall have the right to be present at any inspections.

          Within five (5) business days after the date this Agreement is executed by both Seller and Purchaser, Seller shall deliver or cause to be delivered to Purchaser (or at

Seller's option make available to Purchaser in the Atlanta, Georgia area for inspection), at Seller's sole cost and expense, the following:

               (1) legible copies of all Leases in effect, including all amendments or modifications thereto, and all consents or waivers with respect thereto that modify or supplement the provisions thereof in any respect, and each Lease, if any, which has been executed but is not yet in effect;

               (2) a schedule of all Security Deposits, to the extent such information is not included on the Rent Roll;

               (3) to the extent in the possession of Seller or its property manager or Asset Manager, (a) tenant annual sales reports for 1995, 1996, 1997, 1998 and 1999 to date, reflecting sales volume for each tenant, (b) tenant financial reports and/or other credit information, and (c) correspondence to and from existing tenants and representatives;

               (4) copies of all commission, brokerage, or similar agreements to be assumed by Purchaser (if any) pertaining to the Leases;

               (5) copies of all Service Contracts;

               (6) copies of all engineering and technical reports in the possession of Seller or its property manager or Asset Manager that concern the Land or Improvements, including soils testing reports and reports of environmental or hazardous waste inspections or surveys;

               (7) copies of all plans and specifications in the possession of Seller or its property manager or Asset Manager that describe or relate to the Improvements, including all architectural floor plans for the Improvements;

               (8) all accounting records in the possession of Seller or its property manager or Asset Manager prepared on an annual basis with regard to the Property for calendar years 1996, 1997, and 1998 and for the calendar months January-August of the current years reflecting actual current income, including base rent, contributions for real estate taxes, insurance premiums and common area maintenance and any other income from tenants or expenses of the Property, including without limitation (a) annual operating statements for the Property detailing income and expenses, including capital expenses, and occupancy for calendar years 1996 through 1998 and for the calendar months January-August of the current year, and (b) annual detail operating reports for the Property for the period 1995-1998;

               (9) copies of all current (if available) real estate and personal property tax bills and if such current bills are not available, copies of all such bills for the most recent period for which such bills are available, all to the extent in the possession of Seller, its property manager or Asset Manager;

               (10) copies of the most recent title insurance policy and survey in Seller's possession with respect to the Property;

               (11) copies of all certificates of occupancy issued by any governmental authority with respect to the building core and shell and copies of all other permits and licenses with respect to the Property other than those relating to tenant space, all to the extent in the possession of Seller, its property manager or Asset Manager; and

               (12) copies of all tenant correspondence, including correspondence to and from tenants.



     B.   In the event of Purchaser's notice to Seller and Escrow Agent on or before 5:00 p.m. Chicago time on the last day of the Due Diligence Period that it elects to terminate this Agreement pursuant to Section 3.D hereof, the Earnest Money (less $100.00 as consideration to Seller for entering into this Agreement) shall be returned to Purchaser, and neither party shall have any further obligation to the other, except as set forth herein. If Purchaser fails to give such notice on or before the end of the Due Diligence Period, Purchaser shall be deemed to have waived its right to terminate this Agreement under this
Section 8.B. All of the tests, investigations and studies to be conducted by Purchaser shall be at Purchaser's sole cost and expense and Purchaser shall restore the Property to the condition existing prior to the performance of such tests or investigations by or on behalf of Purchaser. Purchaser shall have no liability to cure or remediate any condition discovered by Purchaser other than to restore the Property to the condition existing prior to the performance of such tests or investigation. Purchaser shall defend, indemnify and hold Seller and any affiliate, partner or parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate, partner or parent (hereinafter collectively referred to as "Affiliates of Seller") harmless from
                                          --------------------
any and all damage, liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property or otherwise caused by Purchaser's investigations and inspection of the Property. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Purchaser and reasonably acceptable to Seller. Notwithstanding anything contained herein to the contrary, the terms of this Section 8 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     C. Purchaser acknowledges that it will have, prior to Closing, had an opportunity to inspect the Property and review all documents and make such other inquiries and investigations and obtain such reports and analyses it deemed adequate in connection with its decision to purchase the Property, and, as a result thereof, Purchaser, agrees that, except as otherwise specifically set forth in this Agreement, it shall purchase the Property in its "AS IS, WHERE IS" condition, subject to ordinary wear and tear and as more particularly provided in Section 11.H.

          D. Unless Purchaser terminates this Agreement prior to the expiration of the Due Diligence Period, then not later than 30 days prior to the Closing, Purchaser shall notify Seller of those Service Contracts it will elect to assume at Closing and those which it will not assume. If Purchaser fails to give such notice, then it shall be deemed that Purchaser has elected to assume all of the Service Contracts. Any Service Contracts which Purchaser does not elect to assume shall be terminated by Seller as of Closing, at Seller's sole cost and expense. Purchaser hereby notifies Seller that Purchaser will not assume any of the existing management or leasing agreements with respect to the Property and that all such agreements must be terminated by Seller, at Seller's sole cost and expense, as of Closing.

     9.   ESTOPPEL CERTIFICATES
          ---------------------

          A. Seller shall, prior to or upon expiration of the Due Diligence Period, send estoppel certificates (individually, an "Estoppel Certificate" and
                                                      --------------------
collectively, the "Estoppel Certificates") in the form of EXHIBIT I attached
                   ---------------------                  ---------
hereto (the "Form Tenant Estoppel Certificate") to each tenant occupying space
             --------------------------------
at the Property as of such date.

          B. It shall be a condition precedent to Purchaser's obligation to purchase the Property pursuant to this Agreement that Seller provide to Purchaser, at Closing, Estoppel Certificates executed by (i) tenants occupying not less than seventy percent (70%) of the net usable square footage of leased space at the Property which is not leased by Major Tenants and (ii) all tenants who lease space at the Property in excess of 10,000 square feet (the "Major
                                                                      -----
Tenants") as of the date of this Agreement (collectively, the "Required
-------                                                        --------
Tenants"). The Estoppel Certificates executed by tenants shall be in
-------
substantially the form of the Form Tenant Estoppel Certificate and not materially inconsistent with the Rent Roll and any other representations made herein by Seller with respect to the Leases, except that an Estoppel Certificate executed by a tenant shall be deemed an acceptable Estoppel Certificate for purposes of this Section 9 as long as it is in the form or contains such specified information as the Lease requires the tenant to provide and/or contains the qualification by the tenant of any statement as being of its knowledge or as being subject to any similar qualification and /or omits or strikes the second sentence of paragraph 7 of the Form Tenant Estoppel Certificate (the aforesaid acceptable Estoppel Certificates to be delivered are collectively referred to as the "Required Estoppel Certificates").
                                 ------------------------------

          C. In the event that Seller is unable to provide the Required Estoppel Certificates to Purchaser at the Closing Seller may, at its option, elect to execute and deliver to Purchaser certificates (individually, a "Seller
                                                                         ------
Estoppel Certificate", and, collectively, the "Seller Estoppel Certificates")
--------------------                           ----------------------------
substantially in the same form as the certificate attached hereto as Exhibit J
                                                                     ---------
(the "Form Seller Estoppel Certificate") covering  tenants occupying up to 10%
      --------------------------------
of the net usable square footage of leased space at the Property which is not leased to Major Tenants so that Purchaser shall receive, at Closing, Estoppel Certificates and Seller Estoppel Certificates with respect to the Required Tenants. In the event that Seller makes such election, Seller shall have the right to designate the particular tenants (other than Major Tenants) for which Seller shall deliver Seller Estoppel Certificates. In the event that Seller elects to deliver such Seller Estoppel Certificates, each statement therein shall survive for a period terminating on the earlier of (i) one hundred eighty
(180) days from the Closing Date, or (ii) the date on which Purchaser has received an executed Required Estoppel Certificate signed by the tenant under the Lease in question. If Purchaser receives an estoppel certificate which contains some but not all of the matters set forth in the Estoppel Certificate (a "Partial Certificate") and Seller
    -------------------
provides a Seller Estoppel Certificate for such tenant, then (i) if the Partial Certificate is received prior to Closing, the Seller Estoppel Certificate may omit matters contained in the Partial Certificate and (ii) if the Partial Certificate is received after Closing, Seller's Estoppel Certificate shall cease to survive as to the matters contained in the Partial Certificate. If any Estoppel Certificate contains statements confirming any of Seller's representations or warranties herein, then Seller shall be relieved of any liability with respect to any such representation or warranty.

          D. In the event that Seller does not provide to Purchaser Required Estoppel Certificates and Seller Estoppel Certificates for Required Tenants, Purchaser may either: (x) elect not to purchase the Property, in which event this Agreement shall terminate and be of no further force and effect, the Escrowee shall promptly return the Earnest Money to Purchaser and thereafter neither Seller nor Purchaser shall have any further rights or obligations under this Agreement, provided, however, that the foregoing shall not limit Seller's
                --------  -------
recourse against Purchaser under Sections 6, 8 or 11.J.; or (y) elect to purchase the Property notwithstanding Purchaser's decision not to require Seller to provide the such certificates, in which event Seller shall not be obligated to provide any additional Estoppel Certificates to Purchaser after Closing.

          E. If any Estoppel Certificates or Seller Estoppel Certificates contain statements or allegations that a default or potential default exists on the part of Seller under the Lease in question or contain information inconsistent with any representations of Seller contained in this Agreement and Purchaser elects to close the purchase and sale transaction contemplated herein notwithstanding the existence of such statements, allegations or information, then such Estoppel Certificates and/or Seller Estoppel Certificates shall be deemed acceptable for purposes of this Section 9, notwithstanding the existence of such allegations, statements or information and Seller shall have no liability to Purchaser hereunder with respect to the existence of such allegations, statements or information.

     10.  REPRESENTATIONS AND WARRANTIES
          ------------------------------

          A. Seller represents and warrants to Purchaser that, as of the date hereof (or as of such other date set forth below) and as of Closing:

               (i) To the "Actual Knowledge of Seller" (as hereinafter defined), except as set forth on EXHIBIT K attached
                                                        ---------
                       hereto, Seller has received no written notice from any governmental authority of any violation of any, state or federal law, rule or regulation concerning the Property or any part thereof which has not been cured prior to the date of this Agreement.

               (ii) To the Actual Knowledge of Seller and except for the property management agreement that will be terminated by Seller effective as of Closing, the list attached hereto as EXHIBIT C lists all of the maintenance, service,
                          ---------
                       advertising and other service contracts to which Seller is a party regarding the Property.

               (iii) To the Actual Knowledge of Seller, except as set forth on EXHIBIT L attached hereto, Seller is neither a party to
                       ---------
                       any existing litigation with respect to the Property nor has it received written notice of any pending litigation with respect to the Property.

               (iv) Seller has the requisite power and authority to enter this Agreement and consummate the transaction contemplated in this Agreement.

               (v) To the Actual Knowledge of Seller, Seller has received no written notice of any pending or contemplated condemnation proceedings affecting the Property and there are currently no condemnation proceedings affecting the Property or any portion thereof.

               (vi)    To the Actual Knowledge of Seller, the list (the "Rent
                                                                         ----
                       Roll") attached hereto as EXHIBIT M and the delinquency
                       ----                      ---------
                       schedule attached as EXHIBIT M-1 accurately set forth the
                                            -----------
                       information thereon as of the date of this Agreement.

               (vii)   Except: as set forth on EXHIBIT N attached hereto or
                                               ---------
                       pursuant to New Leases hereafter approved or deemed approved by Purchaser, no commission or other compensation is presently payable or in the future will become payable by Seller or any subsequent owner of the Property to any broker or finder in connection with any Leases, any unexercised renewals of such Leases or any unexercised expansion rights contained in any such Leases.

               (viii)  Seller is not a "foreign person" within the meaning of
                       Section 1445 of the Internal Revenue Code of 1986, as amended.

               (ix)    Seller has no employees at the Property.

               (x) The Property is not subject to any union or collective bargaining agreements that will be enforceable against any owner of the Property after Closing.

               (xi) Seller has not committed nor obligated itself in any manner whatsoever to sell, lease or encumber the Property or any interest therein to any party, except as provided in the leases with respect to the lease of space in the Improvements. No rights of first refusal regarding the Property exist under the organizational documents of Seller or under any agreement by which Seller may be bound or affected; provided, this representation shall not be deemed to include rights of first refusal (or similar rights) for additional space within the Improvements which may be contained in any Lease.

               (xii) Except as disclosed on the Rent Roll or in the Leases, there are no tenant improvement costs and/or allowances or leasing commissions due and owing with respect to the Leases.

               (xii) To Seller's Actual Knowledge, Seller has provided Purchaser with access to all documents which materially affect the operation of the Property and which will be binding on Purchaser from and after Closing.

          B. When used in this Agreement, the term "Actual Knowledge of Seller" shall mean and be limited to the actual (and not imputed, implied or constructive) current actual knowledge of George Touras and Robert Tanaka, who Seller represents are Chief Operating Officer and Vice President of Asset Manager, and Vickie Bock, who Seller represents is the regional property manager for the Property, and which three individuals Seller represents are the individuals who are and have been involved in Seller's ownership, and asset management of the Property and who would be expected to have information and knowledge with respect to the substance of the representations and warranties. Notwithstanding anything herein to the contrary, neither George Touras, Robert Tanaka or Vickie Bock shall have any personal liability or obligation whatsoever with respect to any of the matters set forth in this Agreement or any of Seller's representations and/or warranties herein being or becoming untrue, inaccurate or incomplete in any respect. Any knowledge of or notice given to any of Seller's other agents, servants or employees shall not be imputed to Seller.

          C. The representations and warranties set forth in this Section 10, shall, subject to the provisions of Section 9.C. above and Section 10.E. below, survive the Closing and the delivery of the Deed for a period of two hundred seventy (270) days from the Closing Date. Notice of any claim as to a breach of any such representations or warranties must be made to Seller prior to the expiration of such two hundred seventy (270) day period or it shall be deemed a waiver of the right to asset such claim.

          D. It shall be a condition precedent to Purchaser's obligation to close, that the Rent Roll delivered at Closing not be materially different from the Rent Roll attached hereto. The Rent Roll delivered at Closing shall be deemed materially different from the Rent Roll attached hereto only if (a) the Rent Roll delivered at Closing discloses a reduction of 5% or more in the aggregate income receivable under the leases that are not Major Leases from the aggregate income shown in the Rent Roll attached hereto for such leases which are not Major Leases or (b) there has been any reduction in the rent payable under any Major Lease or any change (not undertaken in accordance with the terms of the applicable Lease) in the expiration date of any Major Lease. If Purchaser does not give Seller written notice on or before Closing of the failure of such condition, such condition shall be deemed satisfied or waived. If as a result of the failure of the condition set forth above, Purchaser elects not to close, Purchaser's sole remedy shall be to receive a return of its Earnest Money. If the Rent Roll delivered at Closing is materially different from the Rent Roll attached hereto, and the Closing occurs, then the Rent Roll attached hereto shall be deemed to be modified and/or superseded by the Rent Roll delivered at Closing.

          E. In the event that, prior to Closing, Purchaser obtains actual knowledge that, as of Closing, Seller is in breach of any of the representations and warranties set forth in Section 10.A. above, or Seller otherwise discloses to Purchaser in writing facts that are inconsistent with or different from the information set forth in the representations and warranties made in Section 10.A. or any Seller Estoppel Certificates, and the Closing occurs, then the representations and warranties in Section 10.A. shall be deemed to be modified and/or superseded by such certificates or other documents (and, in such event, Seller shall no longer have any liability hereunder with respect to the portion of representation or warranty modified or superseded herein, as applicable and, if Purchaser receives such information from a source other than Seller, Purchaser shall promptly notify Seller thereof). If Purchaser does not give Seller written notice on or before Closing of the failure of such condition, such condition shall be deemed satisfied or waived. If as a result of the failure of the condition set forth above, Purchaser elects not to close, Purchaser's sole remedy shall be to receive a return of its Earnest Money.

          F. Purchaser represents and warrants to Seller than as of the date hereof and as of Closing that Purchaser has the requisite power and authority, to enter this Agreement and consummate the transaction contemplated in this Agreement.

     11.  MISCELLANEOUS
          -------------

          A. All understandings and agreements heretofore had between Seller and Purchaser with respect to the Property are merged in this Agreement, which alone fully and completely expresses the agreement of Purchaser and Seller. Purchaser further acknowledges that, except as expressly provided in this Agreement, neither Seller nor any agent or representative of Seller has made, and Seller is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Property.

          B. Neither this Agreement nor any interest hereunder shall be assigned or transferred by Purchaser without the written consent of Seller, which consent may be withheld in the sole and absolute discretion of Seller; provided, however, that notwithstanding the foregoing, without the prior written consent of Seller, Purchaser shall have the right to assign this Agreement to any affiliate of Purchaser. Upon an assignment of this Agreement to a permitted assignee: (1) Purchaser shall not be relieved of any subsequently accruing liability under this Agreement, and (2) as used in this Agreement, the term "Purchaser" shall be deemed to include such permitted assignee. As used in this Agreement, the term "Seller" shall be deemed to include any assignee or other transferee of any Seller. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Purchaser and their respective successors and assigns.

          C. This Agreement shall not be modified or amended except in a written document signed by Seller and Purchaser.

          D.   Time is of the essence of this Agreement.

          E. This Agreement shall be governed and interpreted in accordance with the laws of the State of Florida.

          F. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally, by certified mail, return receipt requested, postage prepaid, by overnight courier (such as Federal Express), or by facsimile transmission, addressed as follows:

               1.   If to Seller:

                    c/o Equity Properties and Development Limited Partnership Two North Riverside Plaza
                    Suite 600
                    Chicago, Illinois  60606
                    Telephone: (312) 466-3635
                    Facsimile: (312) 454-0359

                    Attention: George Touras


                    With a copy to:

                    Neal, Gerber & Eisenberg
                    2 N. LaSalle Street
                    Suite 2100
                    Chicago, Illinois  60603
                    Telephone: (312) 269-5255
                    Facsimile: (312) 269-1747

                    Attention: Douglas J. Lubelchek, Esq.


               2.   If to Purchaser:

                    c/o Investcorp International, Inc.
                    280 Park Avenue, 37/th/ Floor
                    New York, New York  10017
                    Telephone: (212) 599-4700
                    Facsimile: (212) 983-7073

                    Attention: F. Jonathan Dracos

                    and

                    Gumberg Property Investors, Inc.
                    3200 North Federal Hwy.
                    Fort. Lauderdale, Florida  33306-1033
                    Telephone: (954) 537-2700
                    Facsimile: (954) 568-5340

                    Attention: Clifford J. Lengel

                    With a copy to:

                    Gibson, Dunn & Crutcher LLP
                    200 Park Avenue
                    New York, New York 10166
                    Telephone: (212) 351-3878
                    Facsimile: (212) 351-4035 or
                               (212) 351-5277 (direct)

                    Attention: Deborah E. Miller

All notices given in accordance with the terms hereof shall be deemed received forty-eight (48) hours after posting, or when delivered personally or otherwise received. Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 11.F.

          G.   OMITTED.

          H. Acknowledging the prior use of the Property and Purchaser's opportunity to inspect the Property and except as specifically provided in this Agreement and the documents executed and delivered by Seller to Purchaser at Closing, Purchaser agrees to take the Property "as is, where is" with all faults and conditions thereon. Any information, reports, statements, documents or records (collectively, the "Disclosures") provided or made to Purchaser or its constituents by Seller, its agents or employees concerning the condition of the Property shall not be representations or warranties. Purchaser shall not rely on such Disclosures, but rather, Purchaser shall rely only on its own inspection of the Property. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE DOCUMENTS EXECUTED AND DELIVERED BY SELLER TO PURCHASER AT CLOSING, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO
(A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME HERETOFORE DERIVED OR TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, OR (F) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING TERMITES OR WASTES, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., OR ANY HAZARDOUS SUBSTANCE, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980 ("CERCLA"), AS AMENDED, AND REGULATIONS PROMULGATED THEREUNDER.

               Purchaser, its successors and assigns, hereby waive, release and agree not to make any claim or bring any cost recovery action or claim for contribution or other action or claim against Seller or its Affiliates, based on
(a) any federal, state, or local environmental or health and safety law or regulation, including CERCLA or any state equivalent, or any similar law now existing or hereafter enacted, (b) any discharge, disposal, release, or escape of any chemical, or any material whatsoever, on, at, to, or from the Property; or (c) any environmental conditions whatsoever on, under, or in the vicinity of the Property.

          I. In any lawsuit or other proceeding under or with respect to this Agreement, Purchaser and Seller each waives any right it may have to trial by jury.

          J. Purchaser acknowledges that all information (other than information which is publicly available) with respect to the Property furnished or to be furnished to Purchaser is, has been and will be so furnished on the condition that Purchaser maintain the confidentiality thereof. Accordingly, Purchaser shall, and shall cause its employees, consultants, agents, directors, officers and other personnel and representatives to, hold in strict confidence, and not disclose to any other party without the prior written consent of Seller or unless the Closing occurs: (i) any of the information with respect to the Property delivered to Purchaser by Seller or any of its agents, representatives or employees, or (ii) the existence of this Agreement or any term or condition thereof, or (iii) the results of any inspections or studies undertaken in connection herewith. In addition, neither Purchaser nor Purchaser's employees, consultants, agents, directors, officers and other personnel and representatives shall solicit offers to purchase the Property to any other party without the prior written consent of Seller and unless the Closing occurs. Notwithstanding the above, Purchaser may disclose such information to individuals or entities necessary for Purchaser to consummate the transaction contemplated herein (such as partners, potential partners, lenders, engineers, prospective management companies, environmental consultants, accountants and tax advisors) and as required by law. Purchaser shall instruct such parties to whom the existence of this Agreement or any information with respect to the Property is disclosed of the confidentiality provisions of this Section 11.J. and that such parties shall treat such information in compliance with this Section 11.J.. In the event the Closing does not occur and this Agreement is terminated, Purchaser shall, upon written request by Seller, promptly return to Seller all copies of all such information without retaining any copy thereof or extract therefrom.

          K. If for any reason Purchaser does not consummate the Closing, then Purchaser shall, upon Seller's request, assign and transfer to Seller all of its right, title and interest in and to any and all studies, reports, surveys and other information, data and/or documents relating to the Property or any part thereof prepared by or at the request of Purchaser, its employees and agents, and shall deliver to Seller copies of all of the foregoing, to the extent Purchaser may do so under its contractual arrangements without cost or increased liability to Purchaser .

          L.   Seller hereby covenants and agrees with Purchaser that:

               1. From and after the end of the Due Diligence Period through the Closing, Seller shall deliver for Purchaser's review (a "New Lease
                                                                   ---------
          Notice") a copy of any proposed new Lease, or any modification,
          ------
          amendment, restatement or renewal of any existing Lease (individually, a "New Lease" and collectively, "New Leases"), and Purchaser shall
             ---------                     ----------
          have the right to approve or disapprove of any New Lease by responding in writing to Seller's New Lease Notice within five (5) business days after Purchaser's receipt of the New Lease Notice. Any New Lease Notice submitted by Seller to Purchaser shall include credit information with regard to the proposed tenant thereunder as well as such additional information available to Seller with respect to such proposed tenant and its business as may be in Seller's possession. If Purchaser fails to approve or disapprove of such New Lease within such five (5) business day period, Purchaser shall be deemed to have conclusively approved of such New Lease, provided Purchaser shall be deemed to approve any amendment (including renewals and expansions) to Lease which by the terms of such Lease is automatic or which Seller is required to enter into pursuant to the Lease, and any such document shall be deemed an approved New Lease. For any New Lease executed by Seller prior to the end of the Due Diligence Period, Seller will give Purchaser written notice of such New Lease together with a copy thereof at least three (3) days prior to the expiration of the Due Diligence Period

               2. All tenant improvement costs and/or allowances and leasing commissions relating to New Leases entered into by Seller after the date of this Agreement which Purchaser approves (or is deemed to approve) in accordance with Section 11.L.(1) above, shall be prorated in accordance with Section 4.C.(i)(c) above.

               3. Between the date of this Agreement and the Closing Date, Seller shall not enter into any Service Contracts unless they are cancelable upon thirty days prior notice without cost or liability to Purchaser.

               4. Between the date of this Agreement and the Closing Date, Seller shall operate the Property in the normal course of Seller's business and maintain the Property in the same condition as of the date of this Agreement, ordinary wear and tear excepted, subject to
          Section 5 above. Notwithstanding anything in the preceding sentence to the contrary, in no event shall Seller be required to make any capital improvements to the Property or expend in excess of $10,000 for repairs.

               5. Between the date of this Agreement and the Closing Date and except as required by law or by any of the instruments set forth on EXHIBIT E attached hereto or as otherwise permitted under this
          ---------
          Agreement, Seller shall not grant an easement, right-of-way or license on, under or about the Property or for the use of the Property.

               6. Between the end of the Due Diligence Period and the Closing Date, Seller shall neither terminate any Lease nor shall Seller enter into an agreement with any tenant wherein such tenant is permitted to vacate the space demised under its Lease.

          M.   OMITTED

          N. Seller and Purchaser hereby designate Escrowee to act as and perform the duties and obligations of the "reporting person" with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991. In this regard, Seller and Purchaser each agree to execute at Closing, and to cause the Escrowee to execute at Closing, a Designation Agreement, designating Escrowee as the reporting person with respect to the transaction contemplated by this Agreement.

          O. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

          P. Seller and Purchaser acknowledge and agree that neither this Agreement nor a memorandum thereof shall be recorded.

          Q. Purchaser acknowledges and agrees that any recovery against Seller that Purchaser may be entitled to as a result of any and all claims, demands or causes of action that Purchaser may have against Seller with respect to this Agreement and the transactions contemplated herein and the documents delivered at Closing shall be limited to direct and actual damages and only be recoverable against Seller to the extent of $1,500,000 in the aggregate. Neither Seller's partners nor affiliates, nor any of their shareholders, partners, officers, directors, agents or employees shall have any personal liability by reason of any matter whatsoever under, in connection with this Agreement or the transactions contemplated herein and Purchaser waives for itself and anyone who may claim by, through or under Purchaser any and all rights to recover on account of any such personal liability.

          R.   OMITTED

          S. Except as specifically provided for herein, the representations, warranties, covenants and agreements of Seller set forth in this Agreement shall not survive the Closing.

          T.   OMITTED

          U. Except as specifically provided herein, no third parties shall have the benefit of any of the provisions of this Agreement, nor is this Agreement made with the intent that any person or entity other than Seller and Purchaser shall rely hereon.

          V. Pursuant to Section 404.05618, Florida Statues (1988), the following notification regarding radon gas is hereby made, and all parties executing this Agreement acknowledge receipt of this notification:

               Radon Gas: "Radon is a naturally occurring radioactive gas
               ---------
that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit".

     IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the date first above written.


                         SELLER:



                         FIRST CAPITAL INCOME AND GROWTH FUND-SERIES
                         XII, an Illinois limited partnership

                         By: First Capital Financial Corporation, its general partner

                              By:    ________________________

                              Name:  ________________________

                              Title: ________________________


                         PURCHASER:


                         INVESTCORP PROPERTIES LIMITED

                         By:    ______________________________

                         Name:  ______________________________

                         Title: ______________________________

                               LIST OF EXHIBITS
                               ----------------

                         A   -  Legal Description
                         B   -  Personal Property
                         C   -  Service Contracts
                         D   -  Joint Order Escrow Agreement
                         E   -  Permitted Exceptions
                         F   -  Bill of Sale
                         G   -  Assignment and Assumption of Leases
                         H   -  Assignment and Assumption of Service Contracts
                         I   -  Form Estoppel Certificate
                         J   -  Seller Estoppel Certificate
                         K   -  Notices of Violations of Laws
                         L   -  List of Litigation
                         M   -  Rent Roll
                         M-1 -  Delinquency Schedule
                         N   -  Outstanding Leasing Commissions
                         O   -  Assignment of Intangibles
                         P   -  Deed

                                   EXHIBIT A

                               LEGAL DESCRIPTION
                               -----------------

                                   EXHIBIT B


                               PERSONAL PROPERTY
                               -----------------




Maintenance Office                  Exercise Room
------------------                  -------------

Golf Cart                           Desk (2)
Trailers (2)                        Cabinet (2)
16 Ft. Ext. Ladder                  Folding Table (3)
4 Ft. ladder                        Glass Wall Divide (6)
Drill                               Exercise bike (Broken)
Desk (3)                            Walker
Chair (2)                           28 Exercise Steeper with 51 steps
Scaffold                            Some Paint (Blue and Purple)
Broom (3)                           Tanning Bed (Broken)
Tree Trimmer
Garden Rake
Weed Eater (Broken)
Time Clock
Some Paint
Blower (Broken)



Old Office
----------

Sharp SF-8500 Copy Machine
TV
Hoover Vacuum
Desk Organizer / Folder Keeper
File Cabinet
Chairs (8)
Desk (3)
Square Table
Round Table
Folding Table
Phone
Picture
Cork Board

                                   EXHIBIT C


                               SERVICE CONTRACTS
                               -----------------


--------------------------------------------------------------------------------

                                DEERFIELD MALL
                             SERVICE CONTRACT LIST

--------------------------------------------------------------------------------
           Contractor                                Service Performed
--------------------------------------------------------------------------------

             A to Z                                  Backflow Preventor

  Browards Sheriff's Office                            Police Services

   Christmas Consultants                             Xmas Decorations

     JDH Property Mgt.                                   Landscaping

         Prestige                                        Pest Control

  Quality Power Sweeping                                  Janitorial

  Quality Power Sweeping                                  Sweeping

  Quality Power Sweeping                             Pressure Washing

 Wiginton Fire Sprinklers                           Fire Sprinkler Inspection

Florida Waterway Management                          Aquatic Management

   Sal's Towing dba Carsal                                 Towing

--------------------------------------------------------------------------------

                                   EXHIBIT D

                          JOINT ORDER ESCROW AGREEMENT
                          ----------------------------

                                DEERFIELD ,MALL
                            DEERFIELD BEACH, FLORIDA

                            Date: ________ ____,1999

TO:  ________________________
     ________________________
     ________________________
     ________________________

The amount of Three Hundred Fifty Thousand Dollars ($350,000.00) (together with any subsequent additional deposit the "Escrow Deposit") is deposited with you in escrow on behalf of ___________________, the "Purchaser" under that certain Real Estate Sale Agreement (the "Contract"), dated _________ ____, 1999 with First Capital Income and Growth Fund-Series XII, an Illinois limited partnership, as the "Seller", with respect to the purchase and sale of the property commonly known as Deerfield Mall, Deerfield Beach, Florida.

As escrowee, you are hereby directed to hold, deal with and dispose of the Escrow Deposit in accordance with the following terms and conditions:

1. You are to hold the Escrow Deposit until: (a) you are in receipt of a joint order by Seller and Purchaser as to the disposition of the Escrow Deposit; or (b) you are in receipt of a written demand (the "Demand") from either Seller or Purchaser for the payment of the Escrow Deposit or any portion thereof; or (c) prior to October __, 1999, you are in receipt of a sole order by Purchaser to return the Escrow Deposit to Purchaser. Upon receipt of any Demand, you are directed to so notify the non-demanding party, enclosing a copy of the Demand. If within five (5) business days after the non-demanding party has received or is deemed to have received your notice of your receipt of the Demand, you have not received from the non-demanding party its notice of objection to the Demand, then you are to disburse the Escrow Deposit as requested by the Demand. If within said five business-day period you receive from the non-demanding party its notice of objection to the Demand, then you are to continue to hold the Escrow Deposit until you are in receipt of a joint order as aforesaid, but after sixty (60) days you may deposit the Escrow Deposit with a court of competent jurisdiction. Notwithstanding the foregoing, in no event may you disburse the Escrow Deposit to Seller prior to _____________, without the express written consent of Purchaser.

2. Notwithstanding the foregoing, as escrowee, you are hereby expressly authorized to regard and to comply with and obey any and all orders, judgments or decrees entered or issued by any court, and in case you obey or comply with any such order, judgment or decree of any court, you shall not be liable to either of the parties hereto or any other person or entity by reason of such compliance, notwithstanding any such order, judgment or decree be entered without jurisdiction or be subsequently reversed, modified, annulled, set aside or vacated. In case of any suit or proceeding regarding this Escrow Agreement, to which you are or may at any time be a party, the undersigned Seller and Purchaser agree that the non-prevailing party shall pay to you upon demand all reasonable costs and expenses incurred by you in connection herewith but solely for costs incurred in your role as Escrowee.

3. Provided that the closing occurs, you shall not charge an escrow fee in connection with your role as Escrowee hereunder. In the event that the closing does not occur, you shall charge an escrow fee of no greater than $150.00, with one-half of such fee to be paid by Seller and one-half of such fee to be paid by Purchaser.

4. As escrowee, you shall invest the Escrow Deposit in an interest-bearing account with a federally-insured bank or savings and loan as association or as otherwise directed by both Purchaser and Seller in writing. Any interest earned on the Escrow Deposit, after you deduct your customary investment charges (not to exceed $220.00), shall become and be deemed to be a part of the Escrow Deposit. The FEIN of Purchaser is ___________________.

5. All notices or other communications hereunder shall be in writing and shall be personally delivered or sent by overnight courier (such as Federal Express), by facsimile transmission or by first class United States Mail, postage prepaid, registered or certified (return receipt requested) to the respective addresses for the Seller, Purchaser and escrowee as herein provided, together with copies to the attorneys for Seller and Purchaser at the addresses for such attorneys set forth in Paragraph 6 below. All notices given in accordance with the terms hereof shall be deemed received forty-eight (48) hours after posting, or when delivered personally or otherwise received. Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 11.F.

6. Either Purchaser or Seller may act hereunder either directly or through its attorney. The attorney for the Purchaser is:

                    Gibson, Dunn & Crutcher LLP
                    200 Park Avenue
                    New York, New York 10166
                    Telephone:  (212) 351-3878
                    Facsimile:  (212) 351-4035 or
                                (212) 351-5277 (direct)

                    Attention:  Deborah E. Miller

     The attorney for the Seller is:

                    Neal, Gerber & Eisenberg
                    2 N. LaSalle Street
                    Suite 2100
                    Chicago, Illinois 60603
                    Telephone:  (312) 269-5255
                    Facsimile:  (312) 269-1747

                    Attention:  Douglas J. Lubelchek, Esq.

7. This Escrow Agreement is being entered into to implement the Contract and shall not (nor be deemed to) amend, modify or supersede the Contract or act as a waiver of any rights, obligations or remedies set forth therein; provided, however, that Escrowee may rely solely upon this Escrow Agreement.

                [signature page to Joint Order Escrow Agreement]

                    PURCHASER:



                    ADDRESS OF PURCHASER:

                [signature page to Joint Order Escrow Agreement]


                              SELLER:




                              ------------------------------------------

                         ADDRESS OF SELLER:

                         Two North Riverside Plaza, Suite 1000
                         Chicago, Illinois 60606
                         Attention:  George Touras
                         Facsimile:  (312) 559-_____
                         Telephone:     (312) 466-3635


ACCEPTED THIS ______ DAY OF ____________, 1997

ACCEPTED:
_________________________, as Escrowee



By:______________________________
     Title: _____________________

ADDRESS OF ESCROWEE:

__________________________
__________________________
__________________________
__________________________

                                   EXHIBIT E


                                DEED EXCEPTIONS
                                ---------------


1.   Acts of Purchaser, and those by, through and under Purchaser.

2. General and special taxes, and assessments, not yet due to payable as of Closing (but subject to apportionment or payment as described in Section 4.C. of the Agreement).

3. Rights of tenants under the Leases, and those claiming by, through and under said tenants.

4. Zoning, building and other governmental and quasi-governmental laws, codes and regulations.

5.   Permitted Exceptions under Section 3.C hereof.

6.   Riparian rights, claims of accretion and similar matters.

                                   EXHIBIT F

                                 DEERFIELD MALL
                            DEERFIELD BEACH, FLORIDA

                                  BILL OF SALE
                                  ------------


     THIS BILL OF SALE (this "Bill of Sale") is executed as of the ____ day of _________, 1999, by FIRST CAPITAL INCOME AND GROWTH FUND-SERIES XII, an Illinois limited partnership ("Seller"), having an office at Two North Riverside Plaza, Chicago, Illinois 60606, in favor of __________________________________________
("Purchaser"), having an office at ____________________________________________.

     1.   Property.  The "Property" shall mean the real property located in the
          --------
City of Deerfield Beach, County of Broward, State of Florida, legally described in Exhibit A attached to this Assignment, together with the building, structures
   ---------
and other improvements owned by Assignor and located thereon and commonly known as "Deerfield Mall".

     2.   Contract. The "Contract" shall mean that certain Real Estate Sale
          --------
Agreement dated __________________, 199___ by and between Assignor, as Seller, and Assignee, as Purchaser, for the purchase and sale of the Property.

     3.   Personal Property.  The "Personal Property" shall mean all of the
          -----------------
furniture, furnishings, fixtures, equipment, maintenance vehicles, tools and other tangible personally owned by Seller, located on the Property and used in connection therewith, including the plans and specifications for the Property to the extent in Seller's possession; and those items that are listed on EXHIBIT B
                                                                      ---------
attached hereto, but specifically excluding all software installed in or used in connection with the computers, monitors, printers, modems and other computer equipment located in the regional on-site or management office of the Property and all data stored in such computers, on diskettes or other storage media, including the items of personal property set forth in attached EXHIBIT C.
                                                               ---------

     4.   Sale.  For good and valuable consideration received by Seller, the
          ----
receipt and sufficiency of which are hereby acknowledged, Seller hereby sells, assigns and transfers all of its right, title and interest in and to the Personal Property to Purchaser. Seller makes no warranties or representations as to the Personal Property. The Personal Property is transferred "AS IS, WHERE IS" and ALL WARRANTIES OF QUALITY, FITNESS AND MERCHANTABILITY ARE HEREBY EXCLUDED.

     5.   Limited Liability.  This Assignment is subject to Section 11.Q. of the
          -----------------
Contract.

IN WITNESS WHEREOF, Seller has executed this Bill of Sale the day and year first above written.


                         SELLER:



                         FIRST CAPITAL INCOME GROWTH FUND-SERIES
                         XII, an Illinois limited partnership

                         By: First Capital Financial Corporation, its general partner



                         By:    _______________________

                                   EXHIBIT G


                           ASSIGNMENT AND ASSUMPTION
                                   OF LEASES
                                   ---------


     THIS ASSIGNMENT AND ASSUMPTION OF LEASES AND SECURITY DEPOSITS (this "Assignment") is entered into as of the ______________ day of __________, 1999, by and between First Capital Income and Growth Fund-Series XII, an Illinois limited partnership ("Assignor"), with an office at Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606 and _____________________, a _______________
("Assignee"), with an office at ____________________________.

     1.   Property.  The "Property" shall mean the real property located in the
          --------
City of Deerfield Beach, County of Broward, State of Florida, legally described in Exhibit A attached to this Assignment, together with the building, structures
   ---------
and other improvements owned by Assignor and located thereon and commonly known as "Deerfield Mall".

     2.   Leases.  The "Leases" shall mean all leases affecting the Property, or
          ------
any part thereof, including the leases listed on the rent roll (the "Rent Roll") attached to this Assignment as Exhibit B. "Lease" shall mean any one of the
                               ---------
Leases.

     3.   Security Deposits.  "Security Deposits" shall mean all unapplied
          -----------------
security deposits: (i) held by Assignor under the Leases in the form of a letter of credit and/or in a segregated bank account, and (ii) held by Assignor under the Leases for which Assignee has received a credit on the "Closing Statement" (as defined in the Contract). The Security Deposits are set forth on Exhibit C
                                                                      ---------
attached hereto.

     4.   Contract.  "Contract" shall mean that certain Real Estate Sale
          --------
Agreement dated _______ ___, 1999 by and between Assignor, as Seller, and Assignee, as Purchaser, for the purchase and sale of the Property.

     5.   Assignment.  For good and valuable consideration received by Assignor,
          ----------
the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns to Assignee the entire right, title and interest of Assignor in and to the Leases, and the Security Deposits arising from and after the date hereof.

     6.   Assumption.  Assignee hereby assumes all of the covenants, agreements
          ----------
and obligations of Assignor under or in connection with the Leases arising from and after the date hereof, and Assignee further assumes all liability of Assignor for the proper refund or return of the Security Deposits.

     7.   Enforcement.  If Assignor or Assignee resorts to a court of law or
          -----------
equity in order to enforce the provisions of this Assignment as against the other, the non-prevailing party shall pay the reasonable attorney's fees and expenses of the prevailing party.

     8.   Third Parties.  Except as set forth in Section 1 of this Assignment,
          -------------
no third party shall have the benefit of any of the provisions of this Assignment, nor is this Assignment made with the intent that any person or entity other than Assignor or Assignee rely hereon.

     9.   Limited Liability.  This Assignment is subject to Section 11.Q. of the
          -----------------
Contract.

     10.  Successors and Assigns.  This Assignment shall be binding upon and
          ----------------------
inure to the benefit of the parties hereto and their respective successors and assigns.

              [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment the day and year first above written.

                              ASSIGNOR:



                              FIRST CAPITAL INCOME AND GROWTH FUND
                              -SERIES XII, an Illinois limited partnership

                              By: First Capital Financial Corporation, its general partner



                                    By:  ____________________


                              ASSIGNEE:



                              EXHIBITS
                              --------

                               A  -  Legal Description of the Property
                               B  -  Rent Roll
                               C  -  Security Deposits

                                   EXHIBIT H
                                   ---------

                ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS
                ----------------------------------------------


     THIS ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS (this "Assignment") is entered into as of the ______________ day of __________, 1999, by and between First Capital Income and Growth Fund-Series XII, an Illinois limited partnership ("Assignor"), with an office at Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606, and _______________________, a ________________ ("Assignee"),
with an office at ______________________________________________

     1.   Property.  The "Property" shall mean the real property located in the
          --------
City of Deerfield Beach, County of Broward, State of Florida, legally described in Exhibit A attached to this Assignment, together with the building, structures
   ---------
and other improvements owned by Assignor and located thereon and commonly known as "Deerfield Mall".

     2.   Service Contracts.  "Service Contracts" shall mean the service
          -----------------
contracts entered into with respect to the ownership and operation of the Property that Assignee has assumed hereunder. The Service Contracts are listed on Exhibit B attached to this Assignment.
   ---------

     3.   Assignment.  For good and valuable consideration received by Assignor,
          ----------
the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns to Assignee the entire right, title and interest of Assignor in and to the Service Contracts arising from and after the date hereof.

     4.   Assumption.  Assignee hereby assumes all of the covenants, agreements
          ----------
and obligations of Assignor under or in connection with the Service Contracts arising from and after the date hereof.

     5.   Enforcement.  If Assignor or Assignee resorts to a court of law or
          -----------
equity in order to enforce the provisions of this Assignment as against the other, the non-prevailing party shall pay the reasonable attorney's fees and expenses of the prevailing party.

     6.   Third Parties.  Except as set forth in Section 9 of this Assignment,
          -------------
no third party shall have the benefit of any of the provisions of this Assignment, nor is this Assignment made with the intent that any person or entity other than Assignor or Assignee shall rely hereon.

     7.   No Representations or Warranties.  This Assignment shall not be
          --------------------------------
construed as a representation or warranty by Assignor as to the transferability of the Service Contracts, and Assignor shall have no liability to Assignee in the event that any or all of the Service Contracts (i) are not transferable to Assignee or (ii) are canceled or terminated by reason of this assignment or any acts of Assignee.

     8.   Limited Liability.  This Assignment is subject to Section 11.Q. of
          -----------------
that certain Real Estate Sale Agreement between Assignor and Assignee dated
______________.

     9.   Successors and Assigns.  This Assignment shall be binding upon and
          ----------------------
inure to the benefit of the parties hereto and their respective successors and assigns.

              [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment the day and year first above written.


                              ASSIGNOR:



                              FIRST CAPITAL Income and Growth Fund-Series
                              XII, an Illinois limited partnership

                              By: First Capital Financial Corporation, its general partner



                                   By:  ____________________


                              ASSIGNEE:


                             EXHIBITS
                             --------

                         A  - Legal Description of Property
                         B  - Service Contracts

                                   EXHIBIT I

                       FORM TENANT ESTOPPEL CERTIFICATE
                       --------------------------------


_______________________
_______________________
_______________________
_______________________
_______________________

First Capital Income and Growth Fund-Series XII
Two North Riverside Plaza
Suite 600
Chicago, Illinois 60606

Ladies and Gentlemen:

     At the request of First Capital Income and Growth Fund-Series XII, ("Landlord"), made in connection with the proposed sale of the property known as Deerfield Mall, Deerfield Beach, Florida (the "Property") the undersigned hereby certifies to Landlord, Purchaser and Principal Mutual Life Insurance Company and their successor and assigns as follows so that each of such parties may rely thereon:

     1. The undersigned is the tenant under a lease with Landlord, dated __________, 19___, [as amended by _________________, dated __________, 19___
(collectively, the "Lease")][(the "Lease")] for [describe space] comprising __ square feet (the "Premises").

     2. The Lease sets forth the entire agreement between Landlord and the undersigned with respect to the Premises, is in full force and effect and has not been amended, modified or extended. A true, correct and complete copy of the Lease is attached.

     3. The monthly [base][minimum] rent of $________ due under the Lease is continuing and has been paid through _______, 199__ and all additional rent (consisting of $_________ per month for estimated operating expenses and estimated real estate taxes) due under the Lease is continuing and has been paid through ______________, 199__.

     4.   The Landlord is not in default under the Lease.

     5.   The expiration date of the Lease is ____________________, 19___.

     6. The amount of the security deposit currently held by Landlord under the Lease is $ _______________ in cash.

     7. There is no prepaid rent, except $ _____________ [explain to which period and type of rent such prepayment relates]. The undersigned will not prepay any of the rents under the Lease more than one month in advance.

     8. The undersigned has not assigned any of its interest in the Lease or subleased all or any portion of the Premises, except as follows:
_____________________________.

     9. The undersigned has no defenses, counterclaims, set-offs or concessions against rent or charges due or to become due under the Lease.

     10. The undersigned has unconditionally accepted the Premises and [has commenced payment of full rent] [or] [is entitled to _____ month's abatement of base rent, as of the date hereof] under the Lease.

     11. [All work required to be performed by Landlord with respect to the Lease and in connection with the Premises or otherwise has been completed by Landlord to the satisfaction of Tenant except for _________________.] [All amounts to be paid by Landlord under the Lease with respect to work in the Premises has been paid by Landlord except for ________________.]

     12. The "base year" for operating expense reimbursements and real estate taxes under the Lease is 19___.

     13. The undersigned has no right or option pursuant to the Lease or otherwise to purchase all or any part of the Premises or the Property.

     14.  The undersigned is not in default under the Lease.

     15. Except as may be expressly set forth in the Lease, Tenant has no right to (a) expand the size of the Premises, (b) extend the term of the Lease beyond its stated expiration date or (c) cancel the Lease prior to its stated expiration date.


                              Very truly yours,


                              ______________________, Tenant

                              By:_____________________________________
                              ___________________, Title

                              Date: ____________________, 1999

                                   EXHIBIT J

                       FORM SELLER ESTOPPEL CERTIFICATE
                       --------------------------------


Ladies and Gentlemen:

     Reference is herein made to that certain Real Estate Sale Agreement (the "Agreement") dated ______________, 199___ by and between FIRST INCOME AND GROWTH FUND-SERIES XII, an Illinois limited partnership ("Seller"), and __________________________ a _______________________ ("Purchaser"), for the
purchase and sale of the property known as Deerfield Mall, Deerfield Beach, Florida (the "Property"). All capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Agreement. Pursuant to
Section 9 of the Agreement, Seller hereby certifies to Purchaser as follows:

     1. The undersigned is the landlord under a lease with ______________, as tenant (the "Tenant"), dated ____________, 19___, [as amended by ___________, dated __________, 19___ (collectively, the "Lease") [(the "Lease")] for [describe space] comprising __ square feet.

     2. The Lease sets forth the entire agreement between the Seller and the Tenant with respect to the Premises, is in full force and effect and has not been amended, modified or extended. A true, correct and complete copy of the Lease is attached hereto.

     3. The monthly [base][minimum] rent of $_________ due under the Lease is continuing and has been paid through ______________, 199__ and all additional rent (consisting of $_______ per month for estimated operating expenses and estimated real estate taxes) due under the Lease is continuing and has been paid through ____________, 199___.

     4. Seller has not received written notice from the Tenant of any material default by Seller under the Lease which has not been cured as of the date of this certificate ("Certificate").

     5.   The expiration date of the Lease is __________, 19___.

     6. The amount of the security deposit currently held by Seller under the Lease is $____________ in cash.

     7. There is no prepaid rent, except $___________ [explain to which period and type of rent such prepayment relates].

     8. To Seller's Actual Knowledge (as defined in the Agreement), the Tenant has not assigned any of its interest in the Lease or subleased all or any portion of the Premises, except as follows: ______________________.

     9. To Seller's Actual Knowledge, Tenant has no defenses, counterclaims, set-offs or concessions against rent or charges due under the Lease.

     10. To Seller's Actual Knowledge, Tenant has unconditionally accepted the Premises and [has commenced payment of full rent] [or] [is entitled to ________ month's abatement of base rent as of the date hereof] under the Lease and, the Tenant is the owner and holder of the entire tenant's interest in the Lease.

     11. [All work required to be performed by Seller with respect to the Premises under the Lease has been completed by Seller, and to Seller's Actual Knowledge such work has been completed to the satisfaction of Tenant [or] [All amounts to be paid by Seller under the Lease with respect to work in the Premises has been paid by Seller except for _______________.]

     12. The "base year" for operating expense reimbursements and real estate tax reimbursements under the Lease is 19___.

     13. The Tenant has no right of option pursuant to the Lease or otherwise to purchase all or any portion of the Premises or the Property.

     14. Except as may be expressly set forth in the Lease, Tenant has no right to (a) expand the size of the Premises, (b) extend the term of the Lease beyond its stated expiration date or (c) cancel the Lease prior to its stated expiration date.

     This Certificate is executed by Seller solely for the benefit of Purchaser and no third party shall have the benefit of any of the provisions of this Certificate, nor is this Certificate made with the intent that any person other than Purchaser shall rely thereon.

     This Certificate is delivered to Purchaser in connection with, and subject to the terms, provisions and limitations of Section 9 and Section 11.Q. of the Agreement.

     IN WITNESS WHEREOF, Seller has executed this Certificate as of the ____ day of ___________, 1999.

                                   EXHIBIT K

                         NOTICES OF VIOLATIONS OF LAWS
                         -----------------------------


                                     None

                                   EXHIBIT L

                              LIST OF LITIGATION
                              ------------------

                                   EXHIBIT M

                                   RENT ROLL
                                   ---------

                                  EXHIBIT M-1

                             DELINQUENCY SCHEDULE
                             --------------------


                      To be agreed upon before the end of

                           the Due Diligence Period.

                                   EXHIBIT N

                              LEASING COMMISIONS
                              ------------------


                                     None

                                   EXHIBIT O
                                   ---------

                   ASSIGNMENT AND ASSUMPTION OF INTANGIBLES
                   ----------------------------------------


     THIS ASSIGNMENT AND ASSUMPTION OF INTANGIBLES (this "Assignment") is entered into as of the ______________ day of __________, 1999, by and between First Capital Income and Growth Fund-Series XII, an Illinois limited partnership ("Assignor"), with an office at Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606, and _______________________, a ________________ ("Assignee"),
with an office at ______________________________________________

     1.   Property.  The "Property" shall mean the real property located in the
          --------
City of Deerfield Beach, County of Broward, State of Florida, legally described in Exhibit A attached to this Assignment, together with the building, structures
   ---------
and other improvements owned by Assignor and located thereon and commonly known as "Deerfield Mall". Capitalized terms not defined herein shall have the meanings ascribed to them in that certain Real Estate Sale Agreement dated ________________ between ___________________ and _____________________.

     2.   Intangibles.  "Intangibles" shall mean, to the extent transferable,
          -----------
all of Assignor's right, title and interest in and to all licenses and permits issued by governmental authorities and held by Assignor relating to the use, maintenance, occupancy or operation of the Property; and to the extent transferable, all of Assignor's right, title and interest in and to the name "Deerfield Mall".

     3.   Assignment.  For good and valuable consideration received by Assignor,
          ----------
the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns to Assignee the entire right, title and interest of Assignor in and to the Intangibles arising from and after the date hereof.

     4.   Assumption.  Assignee hereby assumes all of the covenants, agreements
          ----------
and obligations of Assignor under or in connection with the Intangibles arising from and after the date hereof.

     5.   Enforcement.  If Assignor or Assignee resorts to a court of law or
          -----------
equity in order to enforce the provisions of this Assignment as against the other, the non-prevailing party shall pay the reasonable attorney's fees and expenses of the prevailing party.

     6.   Third Parties.  Except as set forth in Section 9 of this Assignment,
          -------------
no third party shall have the benefit of any of the provisions of this Assignment, nor is this Assignment made with the intent that any person or entity other than Assignor or Assignee shall rely hereon.

     7.   No Representations or Warranties.  This Assignment shall not be
          --------------------------------
construed as a representation or warranty by Assignor as to the transferability of the Intangibles, and Assignor shall have no liability to Assignee in the event that any or all of the Intangibles (i) are not transferable to Assignee or (ii) are canceled or terminated by reason of this assignment or any acts of Assignee.

     8.   Limited Liability.  This Assignment is subject to Section 11.Q. of the
          -----------------
Contract.

     9.   Successors and Assigns.  This Assignment shall be binding upon and
          ----------------------
inure to the benefit of the parties hereto and their respective successors and assigns.


     IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment the day and year first above written.


                              ASSIGNOR:


                              FIRST CAPITAL INCOME AND GROWTH FUND
                              SERIES XII, an Illinois limited partnership

                              By: First Capital Financial Corporation, its general partner



                                By:      _______________________


                              ASSIGNEE:


                             EXHIBITS
                             --------

                         A  - Legal Description of Property

                         EXHIBIT P
                         ---------

This instrument was prepared by and after recording should be mailed to:

Douglas J. Lubelchek
Neal, Gerber & Eisenberg
Two North LaSalle Street, Suite 2200
Chicago, Illinois 60603

Property Appraisers Parcel
Identification Number: _________________

                         FLORIDA SPECIAL WARRANTY DEED


     THIS SPECIAL WARRANTY DEED, made and executed this ____ day of ____________, 1997, by FIRST CAPITAL INCOME AND GROWTH FUND -- SERIES XII (authorized to do business in Florida as First Capital Income and Growth Fund, Ltd. --Series XII), a limited partnership existing under the laws of Illinois, and having its principal place of business at Two North Riverside Plaza, Suite 1000, Chicago, Illinois 60606 hereinafter called (the "Grantor"), to ________________________________________ whose post office address is
________________________________________ hereinafter called (the "Grantee").

     Witnesseth, that the Grantor, for and in consideration of the sum of $____________ and other valuable considerations, receipt whereof is hereby acknowledged, by these presents does grant, bargain, sell, alien, remise, release, convey and confirm unto the Grantee, all that certain land situated in Broward, County, State of Florida to wit:

     See legal description attached hereto and made a part hereof as Exhibit
"A".

     TOGETHER, with all the tenements, hereditaments and appurtenances thereto belonging or in anywise appertaining,

     TO HAVE AND TO HOLD, the same in fee simple forever.

     AND the Grantor hereby covenants with said Grantee that the Grantor is lawfully seized of said land in fee simple; that it has good, right and lawful authority to sell and convey said land; that it hereby fully warrants the title to said land and will defend the same against the lawful claims of all persons claiming by, through or under the said Grantor, but not otherwise.

     IN WITNESS WHEREOF, the Grantor has caused these presents to be executed in its name, by its proper officers thereunto duly authorized, the day and year first above written.

Signed, sealed and delivered in the        FIRST CAPITAL INCOME AND GROWTH
presence of:                               FUND -- SERIES XII, an Illinois
                                           limited partnership

____________________________________       By:  First Capital Financial
Witness Signature                               Corporation, a Florida
                                                corporation, its general partner

____________________________________
Printed Name
                                               By:______________________________
                                               Its:_____________________________

____________________________________
Witness Signature


____________________________________
Printed Name

STATE OF ILLINOIS )
                  ) SS
COUNTY OF COOK    )

     I, the undersigned, a Notary Public in and for the County and State aforesaid, do hereby certify that ______________________________, personally known to me, appeared before me this day and did say that s/he is the (Vice) President of First Capital Financial Corporation, a Florida corporation, the general partner of INCOME AND GROWTH FUND -- SERIES XII, an Illinois limited partnership, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument as such officer and acknowledged that s/he signed and delivered the said instrument as the free and voluntary act of said corporation for the uses and purposes therein set forth.

     Given under my hand and notarial seal this ____ day of _____________, 1999.


                                        _________________________________
                                                  Notary Public


My Commission Expires:______________